As filed with the Securities and Exchange Commission on December 15, 2003

                                                              File No. 811-21448

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  Form N-8A/A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                  Name: Pioneer Tax Advantaged Balanced Trust
               (formerly "Pioneer Tax Advantaged Balanced Fund")

Address of Principal Business Office (No. & Street, City, State, ZIP Code):

                          60 State Street
                          Boston, Massachusetts 02109

Telephone Number (including area code): (617) 742-7825

Name and address of agent for service of process:

                      Dorothy E. Bourassa
                      Pioneer Investment Management, Inc.
                      60 State Street
                      Boston, Massachusetts 02109

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                      YES    [X]               NO     [X]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on December 15, 2003.

Attest:                                    PIONEER TAX ADVANTAGED BALANCED TRUST


/s/ Vincent Nave                           /s/ Osbert M. Hood
-------------------------                  -------------------------------------
Vincent Nave                               Osbert M. Hood
Treasurer                                  Trustee and Executive Vice President